As filed with the Securities and Exchange Commission on May 7, 2009

Registration No. 333-147797

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VANTAGE DRILLING COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 610
Houston, TX 77056
(281) 404-4700
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Chris E. Celano
Vice President and General Counsel
777 Post Oak Boulevard, Suite 610
Houston, TX 77056
(281) 404-4709
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy To:
Bryan K. Brown
Porter & Hedges LLP
The Reliant Energy Building
1000 Main Street, 36th Floor
Houston, Texas 77002
(713) 226-0600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective until such time that all of the ordinary shares being offered hereunder have been sold.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non -accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer☐	Accelerated Filer ☒

Non-accelerated filer☐	Smaller reporting company ☐

NOTE

This Post-Effective Amendment No. 1 on Form S-3 relates solely to the ordinary shares issuable upon exercise of warrants that were previously issued in exchange for warrants of Vantage Energy Services, Inc., a Delaware corporation, and initially registered by us on the Registration Statement on Form S-4 (File No. 333-147797) declared effective by the Securities and Exchange Commission on or about May 22, 2008 (the “Original Registration Statement”). This Post-Effective Amendment No. 1 on Form S-3 is being filed to convert such Registration Statement on Form S-4 into a Registration Statement on Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the Original Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 7, 2009

PRELIMINARY PROSPECTUS

Vantage Drilling Company

39,125,000 Ordinary Shares

This prospectus relates to 39,125,000 ordinary shares, par value $0.001 per share, which are issuable upon the exercise of our 39,125,000 publicly traded warrants. We issued these warrants in exchange for the warrants that were issued by Vantage Energy Services, Inc., our legal predecessor (“Vantage Energy”), in its initial public offering pursuant to a prospectus dated May 24, 2007. The holders of the warrants must pay an exercise price of $6.00 per share for the ordinary shares underlying the warrants. We will receive proceeds from any exercise of the warrants but not from any sale of the underlying ordinary shares. The warrants expire on May 24, 2011 at 5:00 p.m., New York City time.

Our units, ordinary shares and warrants are currently traded on the NYSE AMEX under the symbols “VTG.U,” “VTG” and “VTG.WS,” respectively. As of May 6, 2009, the closing sale price of our units was $1.55, the closing sale price of our ordinary shares was $1.73 and the closing sale price of our warrants was $.06.

Investing in our securities involves a high degree of risk. See “Risk Factors” for a discussion of information that should be considered before buying shares of our ordinary shares or warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2009

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Explanatory Note

This Post-Effective Amendment No. 1 on Form S-3 relates solely to the ordinary shares issuable upon exercise of warrants that were previously issued in our exchange for the warrants of Vantage Energy Services, Inc. and initially registered by us on the Registration Statement on Form S-4 (File No. 333-147797) declared effective by the Securities and Exchange Commission on or about May 22, 2008. This Post-Effective Amendment No. 1 on Form S-3 is being filed to convert such Registration Statement on Form S-4 into a Registration Statement on Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

1

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements and other information incorporated by reference from our other filings with the Securities and Exchange Commission (“SEC”). Unless otherwise stated in this prospectus, references to “registrant,” “we,” “us” or “our company” refer to Vantage Drilling Company. An investment in our ordinary shares involves risks. Therefore, you should carefully consider the information provided under “Risk Factors.”

Our Business

Vantage Drilling Company (together with its subsidiaries and predecessors, “Vantage,” the “Company,” “we,” “us” or “our”) was a development stage company through December 31, 2008 and international provider of offshore contract drilling services for oil and gas wells.  Our primary business is to contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells.  As of May 4, 2009, we operate one ultra-premium jackup rig in Southeast Asia under a two-year contract and have three ultra-premium jackup rigs under construction with anticipated delivery dates of June 2009, August 2009 and September 2009.  We also have entered into an agreement to acquire 45% ownership in an ultra-deepwater drillship now under construction. Additionally, we manage two ultra-deepwater drillships and one ultra-deepwater semisubmersible, all of which are under construction, pursuant to construction supervision and management agreements.

Vantage Drilling Company is a Cayman Islands exempted company with principal executive offices in the U.S. located at 777 Post Oak Boulevard, Suite 610, Houston, Texas 77056.  Our telephone number at that address is (281) 404-4700.

Background of Vantage

Our predecessor, Vantage Energy Services, Inc. (“Vantage Energy”), a Delaware corporation, was a special purpose acquisition company formed with the intention of engaging in a merger or acquisition in the oilfield services sector.  In June 2008, we completed our acquisition of Offshore Group Investment Limited (“OGIL”), a Cayman Islands exempted company, and our merger with Vantage Energy.

The Offering

Securities Offered:
39,125,000 ordinary shares underlying our publicly traded warrants, with an exercise price of $6.00 per share. The “publicly traded warrants” are the warrants included in the units issued in exchange for units of Vantage Energy Services, Inc. The warrants expire on May 24, 2011.

Number of ordinary shares outstanding before this offering:	88,624,842 ordinary shares

Number of ordinary shares to be outstanding after this offering:	127,749,842 ordinary shares, assuming exercise of all of the warrants under the normal terms of the warrants.

NYSE Alternext US symbol for our units:	VTG.U

NYSE Alternext US symbol for our ordinary shares:	VTG

NYSE Alternext US symbol for our warrants:	VTG.WS

Offering proceeds:	Assuming all of the warrants are exercised, we will receive gross proceeds of approximately $234.7 million. See the section entitled “Use of Proceeds.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements and we intend that such forward-looking statements be subject to the safe harbor provisions of the federal securities laws. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Risk Factors” and the following:

•	our being a development stage company with no operating history;

•	our dependence on key personnel;

•	personnel allocating their time to other businesses and potentially having conflicts of interest with our business;

•	the adequacy and availability of additional financing;

•	risk associated with operating in the oilfield services industry;

•	contract commencements;

•	commodity prices;

•	utilization rates and dayrates;

•	contract awards;

•	construction completion, delivery and commencement of operations dates;

•	future activity in the jackup rig and deepwater market sectors;

•	market outlook for our various classes of rigs;

•	capacity constraints for ultra-deepwater rigs and other rig classes;

•	effects of new rigs on the market;

•	operations in international markets;

•	general economic conditions; and

•	our inability to achieve our plans or carry out our strategy.

Many of these factors are beyond our ability to control or predict. Any, or a combination, of these factors could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performances, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. In addition, each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in our filings with the SEC, which may be obtained by contacting us or the SEC. These filings are also available through our website at http://www.vantagedrilling.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. The contents of our website are not part of this prospectus.

RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk.  You should consider carefully the following risk factors in addition to the remainder of this prospectus, including the information incorporated by reference, before making an investment decision.  Some statements in this prospectus (including some of the following risk factors) are forward-looking statements.  Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Our business is difficult to evaluate due to a lack of operational history.

Our predecessor, Vantage Energy, was formed in September 2006 and consummated an initial public offering in May 2007.  Vantage Energy was a “special purpose acquisition company” with a limited operational history which consisted of certain financial transactions and the evaluation of potential acquisitions including the acquisition of OGIL.  The operations of OGIL have been limited to the assumption of the construction contracts for the four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs, the first of which was placed into service in February 2009. Because we have a limited operating history, you may not be able to evaluate our future prospects accurately, which will be dependent on our ability to successfully complete the construction of the jackups, obtain customer contracts and operate the jackups, and manage the third-party vessels we have been hired to operate and the success of our joint venture for the drillship.

A material or extended decline in expenditures by oil and gas exploration and production companies due to a decline or volatility in oil and natural gas prices, a decrease in demand for oil and natural gas, or other factors, would adversely affect our business.

Our business depends on the level of activity in oil and natural gas exploration, development and production expenditures of our customers.  Oil and natural gas prices and our customers’ expectations of potential changes in these prices significantly affect this level of activity.  Commodity prices are affected by numerous factors, including the following:

•	changes in the global economic conditions, including the potential for a recession;

•	the demand for oil and natural gas;

•	the cost of exploring for, producing and delivering oil and natural gas;

•	expectations regarding future prices;

•	advances in exploration, development and production technology;

•	the ability of OPEC to set and maintain production levels and pricing;

•	the availability and discovery rate of new oil and natural gas reserves in offshore areas;

•	the rate of decline of existing and new oil and gas reserves;

•	the level of production in non-OPEC countries;

•	domestic and international tax policies;

•	the development and exploitation of alternative fuels;

•	the policies of various governments regarding exploration and development of their oil and natural gas reserves; and

•
the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in significant oil and natural gas producing regions or further acts of terrorism.

Oil and natural gas prices have been at historically high levels until experiencing a sharp decline during the second half of 2008.  This decline in commodity prices has caused companies exploring for and producing oil and natural gas to cancel or curtail their drilling programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons, including their lack of success in exploration efforts.  Any reduction in the demand for drilling services may materially erode dayrates and utilization rates for drilling rigs, which would adversely affect our business, financial condition and results of operations and could have a significant negative impact on the market price of our securities.

Our business is affected by local, national and worldwide economic conditions and the condition of the oil and gas industry.

Recent economic data indicates the rate of economic growth worldwide has declined significantly from the growth rates experienced in recent years.  The consequences of a recession may include a lower level of economic activity, uncertainty regarding energy and commodity prices and reduced demand for oil and natural gas.  In addition, current economic conditions may cause many oil and natural gas production companies to reduce or delay expenditures to reduce costs, which in turn may cause a reduction in the demand for our services.  If the recession is prolonged or worsens, our business and financial condition may be adversely impacted and we could become more vulnerable to further adverse general economic and industry conditions.

We will incur substantial amounts of debt that may limit the cash flow available for operations and place us at a competitive disadvantage.

We will incur a substantial amount of debt to fund the construction of the jackup rigs. Our level of indebtedness has important consequences to you and your investment in our securities. For example, our level of indebtedness may:

•
require us to use a substantial portion of our cash flow from operations to pay interest and principal on our debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, which may limit our ability to carry out our business strategy;

•	result in higher interest expense if interest rates increase and we have outstanding floating rate borrowings; or

•	heighten our vulnerability to downturns in business or in the general economy and restrict us from exploiting business opportunities or making acquisitions.

Each of these factors may have a material and adverse effect on our financial condition and viability.

Our credit agreement imposes significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

Our credit agreement imposes significant operating and financial restrictions on us. These restrictions limit our ability to:

•	make investments and other restricted payments, including dividends;

•	incur or guarantee additional indebtedness;

•	create or incur liens;

•	receive dividend or other payments from our subsidiaries to us;

•	sell our assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

These limitations are subject to a number of important qualifications and exceptions. Our credit agreement also requires us to maintain a minimum working capital ratio and fixed charge coverage ratio and maximum leverage ratio and net debt to capitalization ratio. Our compliance with these provisions may materially adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures, finance our acquisitions, equipment purchases and development expenditures, or withstand a future downturn in our business.

If we are unable to comply with the restrictions and covenants in the agreements governing our indebtedness or in current or future debt financing agreements, there could be a default under the terms of these agreements which could result in an acceleration of payment of funds that we have borrowed. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control. If a default occurs under these agreements, lenders could terminate their commitments to lend or accelerate the outstanding loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness, and we may be unable to find alternative financing. Even if we could obtain alternative financing, that financing might not be on terms that are favorable or acceptable. If we were unable to repay amounts borrowed, the holders of the debt could initiate a bankruptcy proceeding or liquidation proceeding against collateral.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs, access to capital and cost of capital.

During the second half of 2008 and continuing in 2009, the financial markets experienced extreme volatility.  Disruptions, uncertainty or volatility in the financial markets may limit our access to capital.  In December 2008, we entered into an amendment to our credit agreement that made a portion of the facility subject to syndication to other financial institutions.  If we are not able to successfully syndicate those portions of our facility we will need to seek additional financing in order to complete our jackup rig construction program.  The availability of additional financing will depend on a variety of factors including market and general economic conditions, the availability of capital, and the possibility that investors could develop a negative perception of our long- or short-term projects.  If we are not able to successfully obtain additional financing on favorable terms, or at all, our business and financial condition could be materially adversely affected.

Failure to obtain deliveries of the jackup rigs may have a material and adverse effect on our business.

At this time only one of the rigs is operational. The other jackup rigs may not be completed, delivered to us or acceptable to our clients. We may not be able to secure any drilling contracts for the rigs now or in the future. Any failure to obtain drilling contracts for any or all of the rigs may have a material and adverse effect on our results of operations and viability as a business.

Construction projects are subject to risks, including delays and cost overruns, which could have an adverse impact on our available cash resources and results of operations.

As part of our growth strategy we will contract from time to time for the construction of rigs and drillships. We currently have contracts for the construction of three jackup rigs. Additionally, we will oversee and manage the construction of three ultra-deepwater drillships and one ultra-deepwater semisubmersible for third parties. Our rig construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including costs or delays resulting from the following:

•	unexpected long delivery times for, or shortages of, key equipment, parts and materials;

•	shortages of skilled labor and other shipyard personnel necessary to perform the work;

•	unforeseen increases in the cost of equipment, labor and raw materials, particularly steel;

•	unforeseen design and engineering problems;

•	unanticipated actual or purported change orders;

•	work stoppages;

•	latent damages or deterioration to hull, equipment and machinery in excess of engineering estimates and assumptions;

•	failure or delay of third-party service providers and labor disputes;

•	disputes with shipyards and suppliers;

•	delays and unexpected costs of incorporating parts and materials needed for the completion of projects;

•	financial or other difficulties at shipyards;

•	adverse weather conditions; and

•	inability to obtain required permits or approvals.

We may experience delays and costs overruns in the construction of these rigs due to certain of the factors listed above. Any delays could put at risk our planned arrangements to commence operations on schedule and subject us to penalties for such failure.

Significant cost overruns or delays would adversely affect our financial condition and results of operations.  Additionally, capital expenditures for these projects could exceed our planned capital expenditures. Failure to complete a construction project on time may, in some circumstances, result in the delay, renegotiation or cancellation of a drilling contract.

Our industry is highly competitive, cyclical and subject to intense price competition. Due to our lack of operating history, we may be at a competitive disadvantage to our competitors.

The offshore contract drilling industry is highly competitive with contracts traditionally awarded on a competitive bid basis. The rigs’ technical capabilities, availability and pricing are often the primary factors in determining which qualified contractor is awarded a job. Other key factors include a contractor’s reputation for service, safety record, environmental record, technical and engineering support and long-term relationships with national and international oil companies. Our competitors in the offshore contract drilling industry generally have larger, more diverse fleets, longer operating histories that have established safety and environmental records over a measurable period of time, experienced in-house technical and engineering support departments and long-term relationships with customers. This provides our competitors with competitive advantages that may adversely affect our efforts to contract the rigs on favorable terms, if at all, and correspondingly negatively impact our financial position and results of operations.

The offshore contract drilling industry, historically, has been very cyclical with periods of high demand, limited rig supply and high dayrates alternating with periods of low demand, excess rig supply and low dayrates. Periods of low demand and excess rig supply intensify competition in the industry and often result in some rigs becoming idle for long periods of time. Our lack of operating history may put us at a competitive disadvantage and result in our rigs being idle. Prolonged periods of low utilization and dayrates, or extended idle time, could result in the recognition of impairment charges on our rigs if cash flow estimates, based upon information available to management at the time, indicate that the carrying value of the rigs may not be recoverable.

Our business involves numerous operating hazards, and our insurance may not be adequate to cover our losses.

Our operations will be subject to the usual hazards inherent in the drilling and operation of oil and natural gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings, fires and pollution. The occurrence of these events could result in the suspension of drilling or production operations, claims by the operator, severe damage to or destruction of the property and equipment involved, injury or death to rig personnel, and environmental damage. We may also be subject to personal injury and other claims of rig or drillship personnel as a result of our drilling operations. Operations also may be suspended because of machinery breakdowns, abnormal operating conditions, failure of subcontractors to perform or supply goods or services and personnel shortages.

In addition, our operations will be subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather.  Severe weather could have a material adverse effect on our operations.  Our rigs could be damaged by high winds, turbulent seas, or unstable sea bottom conditions which could potentially cause us to curtail operations for significant periods of time until the damages are repaired.

Damage to the environment could result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and natural gas companies and other businesses operating offshore and in coastal areas.  Insurance policies and contractual rights to indemnity may not adequately cover losses, and we may not have insurance coverage or rights to indemnity for all risks. Moreover, pollution and environmental risks generally are not fully insurable.

If a significant accident or other event resulting in damage to our rigs, including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance or a recoverable indemnity from a customer, it could adversely affect our financial condition and results of operations.

Customers may be unable or unwilling to indemnify us.

Consistent with standard industry practice, clients generally assume, and indemnify against, well control and subsurface risks under dayrate contracts.  These risks are those associated with the loss of control of a well, such as blowout or cratering, the cost to regain control or redrill the well and associated pollution.  We may not be able to obtain agreement from customers to indemnify us for such damages and risks.  Additionally, even if clients agree to indemnify us, there can be no assurance, however, that clients will necessarily be financially able to indemnify us against all these risks.

There may be limits to our ability to mobilize rigs between geographic markets and the time and costs of such rig mobilizations may be material to its business.

The offshore contract drilling market is generally a global market as rigs may be mobilized from one market to another market. However, geographic markets can, from time to time, have material fluctuations as the ability to mobilize rigs can be impacted by several factors including, but not limited to, governmental regulation and customs practices, the significant costs to move a rig, availability of tow boats, weather, and the technical capability of the rigs to operate in various environments. Additionally, while a rig is being mobilized from one geographic market to another, we may not be paid by our client for the time out of service or may mobilize the rig without a customer contract which will result in a lack of revenues that may be material to its results of operations and financial position.

Operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues.

We do not expect operating and maintenance costs to necessarily fluctuate in proportion to changes in operating revenues. Operating revenues may fluctuate as a function of changes in dayrate. However, costs for operating a rig are generally fixed or only semi-variable regardless of the dayrate being earned. In addition, should the rigs incur idle time between contracts, we would typically maintain the crew to prepare the rig for its next contract and would not reduce costs to correspond to the decrease in revenue. During times of moderate activity, reductions in costs may not be immediate as the crew may be required to prepare the rigs for stacking, after which time the crew will be reduced to a level necessary to maintain the rig in working condition with the extra crew members assigned to active rigs or dismissed. In addition, as rigs are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. Equipment maintenance expenses fluctuate depending upon the type of activity the unit is performing and the age and condition of the equipment. Contract preparation expenses vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are amortized.

Our business is subject to numerous governmental laws and regulations, including those that may impose significant costs and liability on it for environmental and natural resource damages.

Many aspects of our operations are affected by governmental laws and regulations that may relate directly or indirectly to the contract drilling and well servicing industries, including those requiring us to control the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection. Our operations and activities in the United States will be subject to numerous environmental laws and regulations, including the Oil Pollution Act of 1990, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation and Liability Act and the International Convention for the Prevention of Pollution from Ships. Additionally, other countries where we operate have environmental laws and regulations covering the discharge of oil and other contaminants and protection of the environment in connection with operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and even criminal penalties, the imposition of remedial obligations, the denial or revocation of permits or other authorizations and the issuance of injunctions that may limit or prohibit our operations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering us liable for environmental and natural resource damages without regard to negligence or fault on our part. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and natural gas could materially limit future contract drilling opportunities or materially increase our costs or both. In addition, we may be required to make significant capital expenditures to comply with laws and regulations or materially increase our costs or both.

Any ban of offshore drilling by any city, state, or nation, or by any governing body may have a material and adverse affect on our business.

Events in recent years have heightened environmental and regulatory concerns about the oil and gas industry. From time to time, governing bodies may propose legislation that would materially limit or prohibit offshore drilling in certain areas. To date, no proposals which would materially limit or prohibit offshore drilling in our expected areas of operation have been enacted into law. However, governing bodies may enact such laws now or in the future. If laws are enacted or other governmental action is taken that restrict or prohibit offshore drilling in our expected areas of operation we could be materially and adversely affected.

Changes in laws, effective tax rates or adverse outcomes resulting from examination of our tax returns could adversely affect our financial results.

Our future effective tax rates could be adversely affected by changes in tax laws, both domestically and internationally. Tax laws and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense is based upon its interpretation of the tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings. If any country successfully challenges our income tax filings based on our operational structure there, or if we otherwise lose a material dispute, our effective tax rate on worldwide earnings could increase substantially and our financial results could be materially adversely affected.

New technology and/or products may cause our jackup rigs to become less competitive.

The offshore contract drilling industry is subject to the introduction of new drilling techniques and services using new technologies, some of which may be subject to patent protection. As competitors and others use or develop new technologies, we may be placed at a competitive disadvantage. Further, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Most of our competitors have greater financial, technical and personnel resources that will allow them to enjoy technological advantages and implement new technologies before we can. We cannot be certain that we will be able to implement new technology or products on a timely basis or at an acceptable cost. Thus, our ability to effectively use and implement new and emerging technology may have a material and adverse effect on our financial condition and results of operations.

Our insurance coverage may not be adequate if a catastrophic event occurs.

As a result of the number of catastrophic events in the contract offshore industry in recent years, such as hurricanes in the Gulf of Mexico, insurance underwriters have increased insurance premiums and increased restrictions on coverage and have made other coverages unavailable.

While we will attempt to obtain, and believe we can obtain, reasonable policy limits of property, casualty, liability, and business interruption insurance, including coverage for acts of terrorism, with financially sound insurers, we cannot guarantee that our policy limits for property, casualty, liability, and business interruption insurance, including coverage for acts of terrorism, would be adequate should a catastrophic event occur related to our property, plant, equipment, or product, or that our insurers would have adequate financial resources to sufficiently or fully pay related claims or damages. When any of our coverage expires, we cannot guarantee that adequate replacement coverage will be available, offered at reasonable costs, or offered by insurers with sufficient financial soundness. The occurrence of an incident or incidents affecting any one or more of the rigs could have a materially adverse effect on our financial position and future results of operations if asset damage and/or company liability was to exceed insurance coverage limits or if an insurer was unable to sufficiently or fully pay related claims or damages which may significantly impair our ability to obtain such insurance coverage in the future.

Our international operations are subject to additional political, economic, and other uncertainties not generally associated with domestic operations.

The primary component of our business strategy is to operate in international oil and natural gas producing areas.  Our international operations will be subject to a number of risks inherent in any business operating in foreign countries, including:

•	political, social and economic instability, war and acts of terrorism;

•	potential seizure, expropriation or nationalization of assets;

•	damage to our equipment or violence directed at our employees, including kidnappings;

•	piracy;

•	increased operating costs;

•	complications associated with repairing and replacing equipment in remote locations;

•	repudiation, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage in certain areas;

•	import-export quotas;

•	confiscatory taxation;

•	work stoppages;

•	unexpected changes in regulatory requirements;

•	wage and price controls;

•	imposition of trade barriers;

•	imposition or changes in enforcement of local content laws;

•	restrictions on currency or capital repatriations;

•	currency fluctuations and devaluations; and

•	other forms of government regulation and economic conditions that are beyond our control.

Our financial condition and results of operations could be susceptible to adverse events beyond our control that may occur in the particular country or region in which we are active. Additionally, we may experience currency exchange losses where revenues are received and expenses are paid in nonconvertible currencies or where we do not hedge an exposure to a foreign currency.  We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation, controls over currency exchange or controls over the repatriation of income or capital.

Many governments favor or effectively require that drilling contracts be awarded to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may result in inefficiencies or put us at a disadvantage when bidding for contracts against local competitors.

Our contract drilling operations will be subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the equipment and operation of drilling units, currency conversions and repatriation, oil and natural gas exploration and development, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of units and other equipment. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and natural gas and other aspects of the oil and natural gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and natural gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems which are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

Our financial condition may be adversely affected if we are unable to identify and complete future acquisitions, fail to successfully integrate acquired assets or businesses we acquire, or are unable to obtain financing for acquisitions on acceptable terms.

The acquisition of assets or businesses that we believe to be complementary to our drilling operations is an important component of our business strategy. We believe that acquisition opportunities may arise from time to time, and any such acquisition could be significant. At any given time, discussions with one or more potential sellers may be at different stages. However, any such discussions may not result in the consummation of an acquisition transaction, and we may not be able to identify or complete any acquisitions. Any such transactions could involve the payment by us of a substantial amount of cash, the incurrence of a substantial amount of debt or the issuance of a substantial amount of equity. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our securities.

Any future acquisitions could present a number of risks, including:

•	the risk of incorrect assumptions regarding the future results of acquired operations;

•	the risk of failing to integrate the operations or management of any acquired operations or assets successfully and timely; and

•	the risk of diversion of management’s attention from existing operations or other priorities.

In addition, we may not be able to obtain, on terms we find acceptable, sufficient financing that may be required for any such acquisition or investment.

If we are unsuccessful in completing acquisitions of other operations or assets, our financial condition could be adversely affected and we may be unable to implement an important component of our business strategy successfully. In addition, if we are unsuccessful in integrating our acquisitions in a timely and cost-effective manner, our financial condition and results of operations could be adversely affected.

Failure to employ a sufficient number of skilled workers or an increase in labor costs could hurt our operations.

We will require skilled personnel to operate and provide technical services to, and support for, our rigs and drillships. In periods of increasing activity and when the number of operating units in our areas of operation increases, either because of new construction, re-activation of idle units or the mobilization of units into the region, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in staffing. The shortages of qualified personnel or the inability to obtain and retain qualified personnel also could negatively affect the quality and timeliness of our work. In addition, our ability to expand our operations depends in part upon our ability to increase the size of our skilled labor force.

Compliance with, or a breach of, environmental laws can be costly and could limit our operations.

Our operations will be subject to regulations that require us to obtain and maintain specified permits or other governmental approvals, control the discharge of materials into the environment, require the removal and cleanup of materials that may harm the environment or otherwise relate to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Some of these laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new requirements could have a material adverse effect on our financial condition and results of operations.

Market conditions may dictate that we enter into contracts that provide for payment based on a footage or turnkey basis, rather than on a dayrate basis, which could have a material adverse impact on our financial position and result of operations.

During cyclical periods of depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, our potential customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, the customers may have the right to terminate, or may seek to renegotiate, existing contracts if we experience downtime, operational problems above the contractual limit or safety related issues, if the rig is a total loss or in other specified circumstances. Some of our contracts may include terms allowing them to terminate contracts without cause, with little or no prior notice and without penalty or early termination payments. In addition, we could be required to pay penalties, which could be material, if some of our contracts with our customers are terminated due to downtime or operational problems. We may enter into contracts that are cancelable at the option of the customer upon payment of a penalty, which may not fully compensate us for the loss of the contract. Early termination of a contract may result in a rig being idle for an extended period of time. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness.

While we intend to perform our services on a dayrate basis, market conditions may dictate that we enter into contracts that provide for payment based on a footage basis, whereby we are paid a fixed amount for each foot drilled regardless of the time required or the problems encountered in drilling the well, or enter into turnkey contracts, whereby it agrees to drill a well to a specific depth for a fixed price and bear some of the well equipment costs. These types of contracts are more risky than a dayrate contract as the Company would be subject to downhole geologic conditions in the well that cannot always be accurately determined and subject it to greater risk associated with equipment and downhole tool failures. Unfavorable downhole geologic conditions and equipment and downhole tool failures may result in significant costs increase or may result in a decision to abandon a well project which would result in the Company not being able to invoice revenues for providing services. Such unfavorable costs increases or loss of revenue could have a material adverse impact on its financial position and result of operations.

Dependence on Key Personnel—The loss of some key executive officers and employees could negatively impact our business prospects.

Our future operations performance depends to a significant degree upon the continued service of key members of management as well as marketing, sales and operations personnel.  The loss of one or more of our key personnel would have a material adverse effect on our business. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and operations personnel.  We have experienced intense competition for personnel, and we cannot assure that we will be able to retain our key employees or that we will be successful in attracting, assimilating and retaining personnel in the future.

The recent worldwide financial and credit crisis could lead to an extended worldwide economic recession and have a material adverse effect on our revenue and profitability.

The recent worldwide financial and credit crisis has reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets has led to an extended worldwide economic recession. A slowdown in economic activity caused by a recession has reduced worldwide demand for energy and resulted in lower oil and natural gas prices. Benchmark crude prices peaked at over $140 per barrel in July 2008 and then declined dramatically to approximately $45 per barrel at year-end.  During 2009, the benchmark for crude prices has fluctuated between the mid $30’s per barrel and mid $40’s per barrel. Demand for our services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. In addition, demand for our services is particularly sensitive to the level of exploration, development, and production activity of and the corresponding capital spending by, oil and natural gas companies, including national oil companies. Any prolonged reduction in oil and natural gas prices could depress the immediate levels of exploration, development, and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and gas companies could similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity result in a corresponding decline in the demand for our services, which could have a material adverse effect on our revenue and profitability. Additionally, these factors may adversely impact our financial position if they are determined to cause an impairment of our long-lived assets.

The global financial crisis may impact our business and financial condition in ways that we currently cannot predict.

The continued credit crisis and related instability in the global financial system has had, and may continue to have, an impact on our business and our financial condition. We may face significant challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be severely restricted at a time when we would like, or need, to access such markets, which could have an impact on our flexibility to react to changing economic and business conditions. The credit crisis could have an impact on the lenders participating in our credit facilities or on our customers, causing them to fail to meet their obligations to us.

Risks Related to Ordinary Shares

Ownership of our Ordinary Shares by F3 Capital—Because Hsin-Chi Su, through his ownership of F3 Capital, holds a significant interest in us, the influence of our public shareholders over significant corporate actions will be limited.

As of May 4, 2009, F3 Capital owns approximately 52.2% of our issued and outstanding ordinary shares. Upon completion of the restructuring agreement for the Platinum Explorer and assuming conversion of outstanding loans, F3 Capital will own approximately 67.0% of our issued and outstanding ordinary shares. Through his ownership of F3 Capital, Hsin-Chi Su, one of our directors, will have significant influence over matters such as the election of our directors, control over business, policies and affairs, and other matters submitted to our shareholders.

Additional sales of our ordinary shares or warrants by F3 Capital, or our employees, or issuances by us in connection with future acquisitions or otherwise could cause the price of our securities to decline.

If F3 Capital sells a substantial number of our ordinary shares in the future, the market price of our ordinary shares could decline.  The perception among investors that these sales may occur could produce the same effect.  Furthermore, if we were to include ordinary shares in a registration statement initiated by us, those additional shares could impair our ability to raise needed capital by depressing the price at which we could sell our ordinary shares.

One component of our business strategy is to make acquisitions.  In the event of any future acquisitions, we could issue additional ordinary shares, which would have the effect of diluting your percentage ownership of the ordinary shares and could cause the price of our ordinary shares to decline.

We have no plans to pay regular dividends on our ordinary shares, so investors in our ordinary shares may not receive funds without selling their shares.

We do not intend to declare or pay regular dividends on our ordinary shares in the foreseeable future. Instead, we generally intend to invest any future earnings in our business. Subject to Cayman Islands law, our board of directors will determine the payment of future dividends on our ordinary shares, if any, and the amount of any dividends in light of any applicable contractual restrictions limiting our ability to pay dividends, our earnings and cash flows, our capital requirements, our financial condition, and other factors our board of directors deems relevant. Our credit agreement restricts our ability to pay dividends or other distributions on our equity securities. Accordingly, shareholders may have to sell some or all of their ordinary shares in order to generate cash flow from their investment. Shareholders may not receive a gain on their investment when they sell our ordinary shares and may lose the entire amount of their investment.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands, and substantially all of our assets will be located outside the United States.  In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and, all or a substantial portion of, their assets are located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or executive officers.

Our corporate affairs will be governed by our memorandum and articles of association, the Companies Law (2007 Revision) (as the same may be supplemented or amended from time to time) (the “Companies Law”), and the common law of the Cayman Islands.  The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are, to a large extent, governed by the common law of the Cayman Islands.  The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law.  Decisions of the Privy Council (which is the final Court of Appeal for British Overseas Territories such as the Cayman Islands and certain other British Commonwealth jurisdictions) are binding on the lower courts of the Cayman Islands.  Decisions of the English Courts, and particularly the House of Lords and the Court of Appeal are generally of persuasive authority, but are not binding on the courts of the Cayman Islands.  The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States.  In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law.  In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.  The Cayman Islands courts are also unlikely to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.  While there is no binding authority on the point, this is likely to include, in certain circumstances, a non-penal judgment of a U.S. Court imposing a monetary award based on the civil liabilities provisions of the U.S. federal securities law.  The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

Certain differences in corporate law in the Cayman Islands and the United States could discourage or prevent our acquisition.

Cayman Islands companies are governed by, among others laws, the Companies Law.  The Companies Law is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders.  Set forth below is a summary of some significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.  Cayman Island law currently does not provide for mergers as that expression is generally understood under the corporate laws of the various states of the United States.  While Cayman Islands law does have statutory provisions that facilitate the reconstruction and amalgamation of companies in certain circumstances, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger, reconstructions and amalgamations can be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.  In the event that these statutory provisions are used (which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose.  The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands.  While a dissenting shareholder would have the right to express to the court the view that the transaction ought not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer.  An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.  Our Cayman Islands counsel is not aware of any reported class action or derivative action having been successfully brought in a Cayman Islands court.  However, derivative actions have been brought in the Cayman Islands, and the Cayman Islands courts have confirmed their availability.  In principle, we will normally be the proper plaintiff and a claim against us (for example) or our officers or directors may not be brought by a shareholder.  Exceptions to the foregoing principle may apply in circumstances where:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	the alleged wrongdoers are in control of the company and there is a prima facie case against them and/or are otherwise perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities—Holders of ordinary shares may have difficulty obtaining or enforcing a judgment against us because we are incorporated under the laws of the Cayman Islands.

Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits o the underlying dispute by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

•	is given by a foreign court of competent jurisdiction;

•	imposes on the judgment debtor a liability to pay a liquidated sum (or in certain limited circumstances, orders that the defendant do or refrain from doing a certain thing);

•	is final;

•	is not in respect of taxes, a fine or a penalty; and

•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

While there is no binding judicial authority on the point, it is likely that this would include a non-penal judgment of a U.S. court imposing a monetary award based on the civil liability provisions of the U.S. federal securities law (provided the above conditions were also satisfied).

USE OF PROCEEDS

Assuming the exercise of all of the warrants at $6.00 per share, we would receive gross proceeds of approximately $234.7 million. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes. If at the time the warrants are exercised we have incurred indebtedness, we may also use the proceeds to repay indebtedness. There is no assurance that warrant holders will elect to exercise any warrants.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, the ordinary shares will be issued to those warrant holders who surrender the certificates representing the warrants and, where exercised on a cash basis, provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company, who will receive such payments on our behalf.

LEGAL MATTERS

Certain matters relating to Cayman Islands law, including matters relating to the units, ordinary shares and warrants, will be passed upon for us by Maples and Calder, Grand Cayman, Cayman Islands.

EXPERTS

The consolidated financial statements of Vantage as of December 31, 2008 and 2007, and the related statements of operations, shareholders’ equity and cash flows for the period from inception (September 8, 2006) to December 31, 2007 incorporated by reference in this registration statement have been audited by UHY LLP, independent registered public accounting firm, as stated in their report appearing herein and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATEED BY REFERENCE

We “incorporate by reference” into this prospectus some of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those filings.  Any information contained in future SEC filings that are incorporated by reference into this prospectus will automatically update this prospectus, and any information included directly in this prospectus updates and supersedes the information contained in past SEC filings incorporated by reference into this prospectus.  The information incorporated by reference, as updated, is an important part of this prospectus.  We incorporate by reference the following documents filed by us:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008 filed on March 13, 2009, as amended by the Form 10-K/A (Amendment No. 1) filed on April 30, 2009;

•
our current reports on Form 8-K filed on January 15, 2009, February 9, 2009, February 20, 2009, March 9, 2009, and April 16, 2009 (as amended by current report on Form 8-K/A filed on April 17, 2009); and

•	the description of our units, ordinary shares and warrants in our registration statement on Form 8-A filed on June 6, 2008.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this registration statement and to a part hereof from the date of filing of such document; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K, shall be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference into such document.  In addition, we make available free of charge all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Vantage Drilling Company
777 Post Oak Boulevard, Suite 610
Houston, Texas 77056
Attn: Investor Relations
(281) 404-4700

You should rely only on information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information appearing in this prospectus or a prospectus supplement or amendment or any documents incorporated by reference therein is accurate only as of the date on the front cover of the applicable document.  Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the ordinary shares offered by this prospectus, please see the registration statement and exhibits filed with the registration statement.

You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings, including reports, proxy statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

Vantage Drilling Company

39,125,000 Ordinary Shares

PROSPECTUS

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The other expenses payable by the registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

SEC Registration Fee	$0.00	*
Legal Fees	$12,000.00
Accounting Fees	$5,000.00
Total	$17,000.00

* Previously paid. See Explanatory Note following the cover page of this Post-Effective Amendment No. 1 on Form S-3 to Form S-4.

Item 15. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud, willful default, willful neglect, dishonesty or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

The limitation of liability and indemnification provisions in our memorandum and articles of association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Item 16. Exhibits.

Exhibit Number	Description
1.1	Share Purchase Agreement by and among Vantage Energy Services, Inc., F3 Capital and Offshore Group Investment Limited. *
1.2	Amendment No. 1 to Share Purchase Agreement by and among Vantage Drilling Company, Vantage Energy Services, Inc., F3 Capital and Offshore Group Investment Limited. *
1.3	Agreement and Plan of Merger by and among Vantage Drilling Company, a transitory U.S. merger subsidiary of Vantage Drilling Company and Vantage Energy Services, Inc. *
3.1	Certificate of Incorporation†
3.2	Memorandum and Articles of Association†
4.1	Specimen Unit certificate†
4.2	Specimen Ordinary Share certificate†
4.3	Specimen Warrant certificate†
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant†
5.1	Opinion of Maples and Calder†
5.2	Opinion of Porter & Hedges, L.L.P. †

8.1	Opinion of Ellenoff Grossman & Schole LLP†
10.1	Novation Agreement for Rig Construction Contract (P2017)*
10.2	Novation Agreement for Rig Construction Contract (P2018)*
10.3	Novation Agreement for Rig Construction Contract (P2020)*
10.4	Novation Agreement for Rig Construction Contract (P2021)*
10.5	Rig Construction Contract (P2017)*
10.6	Rig Construction Contract (P2018)*
10.7	Rig Construction Contract (P2020)*
10.8	Rig Construction Contract (P2021)*
10.9	Agreement for the Purchase of One Deepwater Drillship.*
10.10	Form of Securities Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the Founding Stockholders†
10.11	Form of Registration Rights Agreement among the Registrant and the Founding Stockholders†
10.12	Form of Registration Rights Agreement between the Registrant and F3 Capital†
10.13	Employment and Non-Competition Agreement between Douglas Halkett and Vantage Energy Services, Inc.**
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1)
23.2	Consent of UHY LLP
23.3	Consent of Maples and Calder (included in Exhibit 5.1)
23.4	Consent of Porter & Hedges, L.L.P. †
24.1	Power of Atorney (included in sigature page hereto)

*	Attached as an Annex to the joint proxy statement of Vantage Energy Services, Inc., and prospectus for units of Vantage Drilling Company.

**	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed May 14, 2008 by Vantage Energy Services, Inc.

†	Previously filed.

Item 17. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 5, 2009.

VANTAGE DRILLING COMPANY

By:	/s/ PAUL A. BRAGG
Name:	Paul A. Bragg
Title:	Chief Executive Officer

Know all men by these presents, that each person whose signature appears below, constitutes and appoints Douglas G. Smith and Chris E. Celano and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Vantage Drilling Company to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this post-effective amendment on Form S-3 (the “Registration Statement”), including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date

Chief Executive Officer and Director
/s/ PAUL A. BRAGG	(Principal executive officer)	May 5, 2009
Paul A. Bragg

Chief Financial Officer and Treasurer
/s/ DOUGLAS G. SMITH	(Principal financial officer)	May 5, 2009
Douglas G. Smith

Chief Accounting Officer
/s/ EDWARD G. BRANTLEY	(Principal accounting officer)	May 5, 2009
Edward G. Brantley

/s/ CHRISTOPHER G. DECLAIRE	Vice President and Director	May 5, 2009
Christopher G. DeClaire

/s/ MARCELO D. GUISCARDO	Director	May 5, 2009
Marcelo D. Guiscardo

/s/ JOHN C.G. O’LEARY	Director	May 5, 2009
John C. G. O’Leary

/s/ JOHN R. RUSSELL	Director	May 5, 2009
John R. Russell

EXHIBIT INDEX

Exhibit Number	Description
1.1	Share Purchase Agreement by and among Vantage Energy Services, Inc., F3 Capital and Offshore Group Investment Limited. *
1.2	Amendment No. 1 to Share Purchase Agreement by and among Vantage Drilling Company, Vantage Energy Services, Inc., F3 Capital and Offshore Group Investment Limited. *
1.3	Agreement and Plan of Merger by and among Vantage Drilling Company, a transitory U.S. merger subsidiary of Vantage Drilling Company and Vantage Energy Services, Inc. *
3.1	Certificate of Incorporation†
3.2	Memorandum and Articles of Association†
4.1	Specimen Unit certificate†
4.2	Specimen Ordinary Share certificate†
4.3	Specimen Warrant certificate†
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant†
5.1	Opinion of Maples and Calder†
5.2	Opinion of Porter & Hedges, L.L.P. †
8.1	Opinion of Ellenoff Grossman & Schole LLP†
10.1	Novation Agreement for Rig Construction Contract (P2017)*
10.2	Novation Agreement for Rig Construction Contract (P2018)*
10.3	Novation Agreement for Rig Construction Contract (P2020)*
10.4	Novation Agreement for Rig Construction Contract (P2021)*
10.5	Rig Construction Contract (P2017)*
10.6	Rig Construction Contract (P2018)*
10.7	Rig Construction Contract (P2020)*
10.8	Rig Construction Contract (P2021)*
10.9	Agreement for the Purchase of One Deepwater Drillship.*
10.10	Form of Securities Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the Founding Stockholders†
10.11	Form of Registration Rights Agreement among the Registrant and the Founding Stockholders†
10.12	Form of Registration Rights Agreement between the Registrant and F3 Capital†
10.13	Employment and Non-Competition Agreement between Douglas Halkett and Vantage Energy Services, Inc.**
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1)
23.2	Consent of UHY LLP
23.3	Consent of Maples and Calder (included in Exhibit 5.1)
23.4	Consent of Porter & Hedges, L.L.P. †
24.1	Power of Atorney (included in sigature page hereto)

*	Attached as an Annex to the joint proxy statement of Vantage Energy Services, Inc., and prospectus for units of Vantage Drilling Company.

**	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed May 14, 2008 by Vantage Energy Services, Inc.

†	Previously filed.